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                                                                    EXHIBIT 21.1



                         Subsidiaries of the Registrant


HALIS Software, Inc, a Georgia corporation
HALIS Systems Integration, Inc., a Georgia corporation
HALIS Hospitality Systems, Inc., a Georgia corporation
The Compass Group, Inc., a Georgia corporation
Software Manufacturing Group, Inc., a Georgia corporation
American Benefit and Administrative Services, Inc., a Georgia corporation